Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-51219 and 333-108994 of The Procter & Gamble Company on Form S-8 of our report dated 29 September 2009, appearing in this Annual Report on Form 11-K of The Procter & Gamble Ireland Employees Share Ownership Plan for the year ended 30 June 2009.

/s/ DELOITTE LLP

DELOITTE LLP
Newcastle upon Tyne, United Kingdom
29 September 2009